Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274968) pertaining to the 2023 Omnibus Incentive Plan and 2023 Employee Share Purchase Plan of Birkenstock Holding plc of our report dated January 18, 2024, with respect to the consolidated financial statements of Birkenstock Holding Limited (subsequently renamed to Birkenstock Holding plc) included in this Annual Report (Form 20-F) for the year ended September 30, 2023.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Cologne, Germany
January 18, 2024